Exhibit 10.23.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is entered into on December 30, 2016 (“Effective Date”), by and among Energy XXI USA, Inc., a Delaware corporation (“Assignor”), Energy XXI Gulf Coast, Inc., a Delaware corporation (“Assignee”), and Grand Isle Corridor, L.P., a Delaware limited partnership (“Buyer”). Assignor, Assignee and Buyer are each, individually, a “Party,” and are, together, the “Parties.” Capitalized terms used but not defined in this Assignment have the meanings given those terms under the Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Assignor is party to that certain Purchase and Sale Agreement, dated June 22, 2015, by and between Assignor and Buyer (the “Purchase Agreement”), pursuant to which Buyer purchased from Assignor certain lands and facilities, including an oil pipeline system part of the Grand Isle Gathering System;

WHEREAS, on April 14, 2016, Energy XXI Ltd, an exempted company formed under the laws of Bermuda (“EXXI Ltd”), Assignor, Assignee and certain other subsidiaries of EXXI Ltd (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Code under the caption In re Energy XXI Ltd, et al., Case No. 16-31928 (the “Chapter 11 Cases”);

WHEREAS, on December 13, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization (as amended and supplemented, the “Plan”);

WHEREAS, pursuant to the Plan and Conformation Order, on the effective date of the Plan, Assignee will emerge from the Chapter 11 Cases as the reorganized parent of the reorganized Debtors;

WHEREAS, upon emergence from the Chapter 11, EXXI Ltd will proceed with wind up and liquidation proceedings in Bermuda, and Assignor will be liquidated in accordance with Delaware General Corporation Law; and

WHEREAS, as a result of the internal restructuring as set forth in the Plan and the Confirmation Order and in accordance with Section 15.4 of the Purchase Agreement, Assignor desires to assign to Assignee all of Assignor’s rights and obligations, and Assignee desires to assume from Assignor all of Assignor’s rights and obligations, under the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

Agreement

1.Assignment. As of the Effective Date, Assignor hereby transfers, conveys, and assigns to Assignee, its successors and assigns, all of Assignor’s right, title, interest, and obligations in and to the Purchase Agreement. As of the Effective Date, with respect to the Purchase Agreement, Assignee does hereby accept such assignment and hereby agrees to be bound by all express and implied covenants, rights, benefits, conditions, obligations, and liabilities under the Purchase Agreement.

2.Consent. Buyer hereby consents to this Assignment pursuant to Section 15.4 of the Purchase Agreement.

3.Assumption. Assignee, for itself and its successors and legal representatives, hereby accepts this Purchase Agreement and expressly assumes in full all obligations of Assignor under the Purchase Agreement, and agrees to (a) keep, perform and observe the performance of all of the terms, covenants and conditions of Assignor under the Purchase Agreement, (b) be fully bound by all of the terms, covenants, agreements, provisions, conditions, obligations and liability of Assignor thereunder, and (c) satisfy all obligations of Assignor that have arisen prior to the Effective Date or are hereafter due under the Purchase Agreement.

4.Entire Understanding; Purchase Agreement. This Assignment, together with the Purchase Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. In the event of a conflict or inconsistencies between the terms and conditions of this Assignment and the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

5.Amendment and Waiver. This Assignment may be altered, amended, or waived only by a written agreement executed by the Parties. No waiver of any provision of this Assignment shall be deemed or shall constitute a waiver of any other provision of this Assignment (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors, transferees and assigns.

7.No Third-Party Rights. Subject to the terms of the Purchase Agreement, this Assignment will not: (a) entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind or (b) ratify, revive or reinstate any claim or cause of action under the Purchase Agreement, which otherwise would have expired, terminated or been waived by passage of time. The provisions of this Assignment are not intended to and do not create rights in any Person or confer upon any Person any benefits, rights or remedies, and no Person is or is intended to be a third-party beneficiary of any of the provisions of this Assignment.

8.Governing Law. THIS ASSUMPTION AGREEMENT AND ANY ARBITRATION OR DISPUTE RESOLUTION CONDUCTED PURSUANT HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE

STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

9.Further Assurances. From time to time, as and when requested by any Party, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

10.Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

[Signature page follows.]

IN WITNESS WHEREOF, this Assignment has been executed and delivered as of the date and year first written above.

ASSIGNOR:

Energy XXI USA, Inc.
a Delaware corporation

By: /s/ Rick Fox
Name: Rick Fox
Chief Financial Officer and Treasurer

ASSIGNEE:

Energy XXI Gulf Coast, Inc.,
a Delaware corporation

By: /s/ Hugh A. Menown
Name: Hugh A Menown
Title: Executive Vice President, Chief Accounting Officer

BUYER:

Grand Isle Corridor, L.P.,
A Delaware limited partnership

By: Grand Isle GP, Inc. a Delaware corporation, its
sole general partner

By:	/s/ Rebecca M. Sandring
Name:	Rebecca M. Sandring
Title:	Secretary, Treasurer

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